Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-130747 on Form S-8 of our report dated March 10, 2006, relating to the consolidated financial statements of Embarcadero Insurance Holdings, Inc. and subsidiaries, appearing in the current report on Form 8-K/A of CRM Holdings, Ltd. dated January 23, 2007.

/s/ DELOITTE & TOUCHE LLP
San Francisco, California
January 23, 2007